EXHIBIT 99.1

Continental Materials Corp Sells Transit Mix Concrete

Looking for new M&A opportunities in US manufacturing

CHICAGO, Feb. 01, 2019 (GLOBE NEWSWIRE) -- Continental Materials Corporation today announces the sale of substantially all the assets of Transit Mix Concrete, a leading supplier of building materials in Colorado to Aggregate Industries – WCR, a subsidiary of LafargeHolcim, for approximately $27 million.

The transaction includes the ready-mix plant operations in Colorado Springs and Pueblo, Colorado and the Daniels sand pit in Colorado Springs, Colorado.

“We are pleased to find a supportive new partner for Transit Mix, who will invest and grow the ready-mix and sand operations in Southern Colorado and retain over 180 skilled and experienced employees.  Since Continental Materials acquired Transit Mix in 1955, it has overseen steady growth through long term investment, from a single operation to the current business with $60m revenue and several locations along the Southern Front Range,” said Jim Gidwitz, Chairman of Continental Materials.  “With the proceeds from the sale Continental Materials will look to invest in US based manufacturing businesses with a long term outlook.”

Continental Materials is retaining its building supply and aggregates businesses in Colorado, which will be rebranded as Castle Rebar and Supply and Castle Concrete Aggregates, respectively.

About Continental Materials Corporation
Continental Materials Corporation (NYSE American: CUO) is a public holding company with subsidiaries in industrial and residential heating and cooling manufacturing, commercial door distribution and manufacturing and aggregates mining and processing.  Headquartered in Chicago, IL, Continental Materials Corporation employs approximately 420 employees across the US.

Contact
Ryan Sullivan, President and Chief Operating Officer, Continental Materials Corporation
T: +1 312 541 7216
Email: ryan_sullivan@contmtl.com